April 12, 2018                          Contact:
Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Completes Acquisition of Highland Packaging Solutions
Expands Packaging Portfolio in Fresh Produce and Dairy
For Rapidly Growing Perimeter of the Store

HARTSVILLE, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced it has completed the acquisition of Highland Packaging Solutions, a Plant City, Fla.-based, leading manufacturer of thermoformed packaging for fresh fruits, vegetables and eggs found in the fast-growing perimeter of retail supermarkets.

Sonoco acquired the privately-held Highland for approximately $150 million in cash. Highland’s financial results will be added to Sonoco’s Consumer Packaging segment, and the business will operate within the Company’s Global Plastics division.

Owned by Steve Maxwell, Chief Executive Officer, and John Durham, along with select members of the company’s leadership team, Highland has grown from a regional supplier of agriculture packaging products into a global packaging company with 2017 net sales of approximately $90 million. The company has approximately 425 employees operating a world-class production facility in Plant City producing a total packaging solution for customers that includes sophisticated engineered containers, flexographic printed labels and inventory management through distribution warehouses in the Southeast and West Coast of the United States.

“We are extremely pleased to have Highland joining the Sonoco family of leading consumer packaging products. Highland significantly expands our thermoforming packaging capabilities for fresh products, especially when you consider our addition of Peninsula Packaging last year. Combined with our acquisition of Clear Lam, also in 2017, we now occupy a strong packaging solutions position serving the perimeter of supermarkets in fresh food products,” said Sonoco President and CEO, Rob Tiede.

Tiede added that he is delighted to have Maxwell and other members of Highland’s management team joining Sonoco, and he expects no changes in any of Highland’s key relationships. “Combining Highland’s product lines with Sonoco’s packaging capabilities positions us extremely well to capture new growth in the rapidly expanding fresh and natural category, while greatly accelerating and enhancing our ability to offer our customers the most diverse consumer packaging formats and solutions in the industry,” he concluded.

About Sonoco
Founded in 1899, Sonoco (NYSE:SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. With a purpose focused on Better Packaging. Better Life., Sonoco ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information visit www.sonoco.com.

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